Exhibit 99.1

IDT Corporation Announces Change in Auditors

Newark, N.J., March 27, 2008—IDT Corporation (NYSE: IDT, IDT.C) today announced that it had appointed Grant Thornton LLP as its independent auditors for the remainder of the current fiscal year. Grant Thornton replaces Ernst & Young LLP, and will issue a report on IDT’s financial statements for fiscal 2008.

The change was approved by IDT’s Audit Committee as part of the Company’s ongoing effort to reduce corporate overhead. It was not the result of any disagreement between the company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

“Ernst & Young have been our auditors for some time and we have had a very positive relationship with them,” said Steve Brown, IDT’s CFO. “We are evaluating all significant corporate expenses and feel that Grant Thornton offers our shareholders the best combination of cost and quality. We look forward to working with the professionals at Grant Thornton.”

“Changing auditors is not a decision we have taken lightly,” added Jim Courter, IDT CEO. “Given IDT’s size, and the increasing portion of our corporate budget represented by our audit fees, we felt that this move was appropriate and consistent with our focus on maximizing shareholder value.”

About IDT Corporation:

IDT Corporation is an innovative and opportunity seeking multinational holding company with operations that span several industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT Energy operates an Energy Services Company (ESCO) in New York State. IDT subsidiary American Shale Oil Corporation (AMSO) manages IDT’s oil shale ventures. IDT’s Capital division incubates newer businesses, and the Company’s Spectrum subsidiary holds its spectrum license assets. IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Under the Net2Phone brand name, the Company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital’s operations include receivables portfolio management and collection, brochure distribution, Internet Mobile Group, Net2Phone Ventures and other initiatives. IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Investor Relations:

Bill Ulrey

invest@corp.idt.net

973.438.3838

Media inquiries:

Michael Glassner

mglass@corp.idt.net

973.438.3553